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                                                                    Exhibit 1.2


                           SIMON PROPERTY GROUP, L.P.
                        (a Delaware limited partnership)

                                Debt Securities

                                TERMS AGREEMENT


                                                               February 4, 1999

To: Simon Property Group, L.P.
    National City Center
    115 West Washington Street
    Suite 15 East
    Indianapolis, Indiana 46204


Ladies and Gentlemen:

     We understand that Simon Property Group, L.P., a Delaware limited partnership (the "Operating Partnership"), proposes to issue and sell $300,000,000 aggregate principal amount of its 6.750% Notes due February 9, 2004 and $300,000,000 aggregate principal amount of its 7.125% Notes due February 9, 2009 (together, the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities set forth below opposite their names at the purchase price set forth below.




                                                      Principal Amount of        Principal Amount of
             Underwriter                             6.750% Notes due 2004      7.125% Notes due 2009

Merrill Lynch, Pierce, Fenner & Smith
     Incorporated ..................................     $153,000,000                 153,000,000
Chase Securities Inc. ..............................       21,000,000                  21,000,000
Lehman Brothers Inc. ...............................       21,000,000                  21,000,000
J.P. Morgan Securities Inc. ........................       21,000,000                  21,000,000
Morgan Stanley & Co. Incorporated ..................       21,000,000                  21,000,000
NationsBanc Montgomery Securities LLC ..............       21,000,000                  21,000,000
Salomon Smith Barney Inc. ..........................       21,000,000                  21,000,000
Warburg Dillon Road LLC ............................       21,000,000                  21,000,000
                                                         ------------                ------------
     Total .........................................     $300,000,000                $300,000,000

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          The Underwritten Securities shall have the following terms:


Title:
6.750% Notes Due February 9, 2004 (the "2004 Notes")
7.125% Notes Due February 9, 2009 (the "2009 Notes")


Rank:
The Underwritten Securities will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership except that the Underwritten Securities will be effectively subordinated to
(i) the prior claims of each secured mortgage lender to any specific Portfolio Property which secures such lender's mortgage and (ii) any claims of creditors of entities wholly or partially owned, directly or indirectly, by the Operating Partnership.

Ratings:
Baa1 by Moody's Investor Service
BBB+ by Standard & Poor's

Aggregate principal amount:
$300,000,000 of 2004 Notes
$300,000,000 of 2009 Notes

Currency of payment:
U.S. Dollars

Interest rate or formula:
2004 Notes: 6.750% payable semi-annually in arrears
2009 Notes: 7.125% payable semi-annually in arrears

Interest payment dates:
Each February 9 and August 9, commencing August 9, 1999

Regular Record Dates:
Each February 1 and August 1

Stated maturity date:
2004 Notes: February 9, 2004
2009 Notes: February 9, 2009

Redemption provisions:
The Underwritten Securities are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any.

Sinking fund requirements:
None

Conversion provisions:
None

Listing requirements:
None

Black-out provisions:
None

Guarantee:
None

Initial public offering price:
2004 Notes: 99.72800% of the principal amount
2009 Notes: 99.52100% of the principal amount

Purchase price:
2004 Notes: 99.12800% of the principal amount (payable in same day funds) 2009 Notes: 98.87100% of the principal amount (payable in same day funds)

Lock-Up Provisions:
None

Other terms and conditions:
The Underwritten Securities shall be in the form of Exhibits A and B to the Seventh Supplemental Indenture, dated as of the closing date, between the Operating Partnership and The Chase Manhattan Bank.

Closing date and location:
February 9, 1999 at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.

     All of the provisions contained in the document attached as Annex I hereto entitles "SIMON PROPERTY GROUP, L.P. Debt Securities -- AMENDED AND RESTATED UNDERWRITING AGREEMENT" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined or as defined in the Prospectus, dated October 15, 1997 of the Operating Partnership or the Prospectus Supplement thereto dated the date first written above.



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     Please accept this offer no later than 4:30 P.M. (New York City time) on
February 4, 1999 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                                         Very truly yours,

                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED


                                         By: /s/ Alexander Rubin
                                             ---------------------------
                                             Name: Alexander Rubin
                                             Title: Authorized Signatory


          Acting on behalf of itself and the other named Underwriters.


Accepted:

SIMON PROPERTY GROUP, L.P.

By: Simon Property Group, Inc.
     Managing General Partner


By: /s/ Stephen E. Sterrett
    -------------------------
    Name: Stephen E. Sterrett
    Title: Treasurer




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